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                                                                    EXHIBIT 4.19

THIS ACCESSION AGREEMENT is made on         , 2004 and entered into by Mr. Alain
Jolivet, acting on behalf of the existing parties to the Shareholders Agreement (defined below) and Welcome Success Technology Ltd., a company incorporated in the British Virgin Islands, with its registered address at Trident Trust Company (B.V.I.) Limited, Trident Chambers - P.O. Box 146, Road Town, Tortola, British Virgin Islands ("WELCOME SUCCESS").

WHEREAS this Accession Agreement is entered into pursuant to a shareholders agreement (the "SHAREHOLDERS AGREEMENT"), executed on November 28, 2003, December 9, 2003 and December 10, 2003 made by and among Mr. Andre Jolivet, Mr. Alain Jolivet, Remote Reward, AGF Innovation 3, AGF Innovation 4, AGF Innovation 5, Mighty Wealth Group Limited and Nam Tai Electronics, Inc. ("Nam Tai"), in the presence of Stepmind S.A. (the "COMPANY"), as amended.

WHEREAS in connection with the transfer by Nam Tai to Welcome Success of all of the Securities held by Nam Tai, Welcome Success agrees pursuant to the terms hereof to become a party to the Shareholders Agreement.

NOW IT IS AGREED that:

1. Capitalized terms used in this Accession Agreement without definition shall have the same meanings as applied to them in the Shareholders Agreement.

2. Welcome Success hereby confirms and acknowledges that it has been supplied with a copy of the Shareholders Agreement.

3. Welcome Success hereby agrees, as contemplated in Section 13.4 of the Shareholders Agreement, to become a party to the Shareholders Agreement and henceforth to be bound by all of the obligations thereunder, as if it were an original signatory thereof.

4. Welcome Success shall as a consequence of the foregoing be entitled to all of the rights under the Shareholders Agreement as if it were an original signatory thereof.

5. Welcome Success shall be deemed to be an "Investor" under the Shareholders Agreement.

6. If at any time Welcome Success shall cease to be an Affiliate of Nam Tai, Welcome Success shall provide notice thereof to the other Parties to the Shareholders Agreement.

7. This Accession Agreement shall become effective upon its countersignature by the President of the Company, on behalf of the Parties to the Shareholders Agreement, in accordance with Section 13.4 thereof.

8. Welcome Success represents and warrants to the other Parties to the Shareholders Agreement that:

-     it is wholly owned by Nam Tai Electronics, Inc.;

- it is duly established under the law of the jurisdiction in which it is established and is in good standing in such jurisdiction;

- it has full power and authority to execute and deliver this Accession Agreement and to become a party to the Shareholders Agreement;

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-     the execution and delivery of this Accession Agreement and the performance by it of all of its obligations set forth herein and in the Shareholders Agreement has been duly authorized and approved by all requisite corporate action;

- that this Accession Agreement represents the valid and binding obligation of it in accordance with its terms and will not breach any legal or regulatory provisions nor any organizational documents of it; and

- that the execution and delivery of this Accession Agreement do not conflict with and will not result in any default, violation, modification, suspension or termination of any contract or undertaking to which it is a party.

9. Any notification to Welcome Success pursuant to the Shareholders Agreement shall be to the following:

      Address: c/o 15/F, China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong

      Attention:      Mr. Joseph Li

      Tel:            (852) 2263 1218
      Fax:            (852) 2263 1223

10. This Accession Agreement shall in all respects (including its validity, construction and performance) be governed by and interpreted in accordance with the laws of France. Any dispute arising out of or relating to this Agreement shall be submitted to the jurisdiction of the competent court in the jurisdiction of the Court of Appeals of Paris, to which the Parties hereby irrevocably agree.

Executed in ten (10) original counterparts.

WELCOME SUCCESS TECHNOLOGY LTD.

By: _____________________
Name: KOO Ming Kown
Date: July        , 2004
Place: Hong Kong

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Alain Jolivet, on behalf the Parties to the Shareholders Agreement
Date:

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